UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): December 1, 2010

Hanger Orthopedic Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices, including zip code)

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 1, 2010, Hanger Orthopedic Group, Inc. (the “Company”) entered into a Credit Agreement among the Company and various lenders and agents party thereto (the “Credit Agreement”).  The Credit Agreement replaced the Company’s existing credit agreement.

The Credit Agreement provides for (i) a revolving credit facility with an initial maximum aggregate amount of availability of $100 million that matures in December 2015 and (ii) a $300 million term loan facility due in quarterly principal installments of $750,000 commencing March 31, 2011, with all remaining outstanding principal due at maturity in December 2016.  Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $3.2 million as of December 1, 2010.  The Company may increase the aggregate amount of the term loan commitments under the Credit Agreement, including by the addition of one or more additional tranches of term loans, by an aggregate amount of up to $150 million if certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at the time of the increase and that the Company obtains the consent of the lenders participating in the increase.  On December 1, 2010, the Company borrowed $300 million of term loans under the term loan facility, but did not borrow any amounts under the revolving credit facility.  The Company used the proceeds of such term loans to refinance the outstanding balance under its existing credit agreement and to pay a portion of the amounts payable by the Company in connection with the closing of the Credit Agreement and the acquisition of Accelerated Care Plus Corp., as described in Item 2.01 below.

The Company’s obligations under the Credit Agreement are currently guaranteed by all of its domestic subsidiaries and will from time to time be guaranteed by all of its material domestic subsidiaries.  Subject to certain exceptions, the Credit Agreement is secured by first-priority perfected liens and security interests in substantially all of the personal property of the Company and each subsidiary guarantor.

Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied.

The Company must also pay (1) an unused commitment fee ranging from 0.50% to 0.625% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement and (2) a fee ranging from 1.375% to 3.75% per annum of the daily amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions.  The Credit Agreement includes the following financial covenants:  (i) a maximum consolidated leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated indebtedness to consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”)) as of the last day of any fiscal quarter of (A) 5.00 to 1.0 for any fiscal quarter ending during the period from December 1, 2010 through December 31, 2011, (B) 4.50 to 1.0 for any fiscal quarter ending during the period from January 1, 2012 through September 30, 2012, (C) 4.00 to 1.0 for any fiscal quarter ending during the period from October 1, 2012 through September 30, 2013, and (D) 3.75 to 1.0 for any fiscal quarter ending from October 1, 2013 and thereafter; and (ii) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated interest expense) of (A) 3.00 to 1.0 as of the last day of any fiscal quarter ending during the period from December 1, 2010 through September 30, 2011, (B) 3.25 to 1.0 as of the last day of any fiscal quarter ending during the period from October 1, 2011 through September 30, 2012, and (C) 3.50 to 1.0 as of the last day of any fiscal quarter ending during the period from October 1, 2012 and thereafter.

The Credit Agreement also contains customary events of default.  If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.  In addition, if the Company or any guarantor becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.  Loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate upon acceleration of such loans, while a payment event of default exists and, upon the lenders’ request, during the continuance of any other event of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

On December 1, 2010, the Company completed the previously announced acquisition (the “Acquisition”) of Accelerated Care Plus Corp. (“Accelerated Care Plus”). The Acquisition was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Speed Acquisition Vehicle, Inc., a wholly-owned subsidiary of the Company, Accelerated Care Plus, ComVest ACPC Holdings, LLC, and John B. Beach, whereby the Company agreed, subject to the terms and conditions set forth in the Merger Agreement, to acquire all of the issued and outstanding securities of Accelerated Care Plus for total cash consideration of approximately $155 million.  Accelerated Care Plus provides integrated clinical programs for long-term care, as well as acute and sub-acute short-term care to rehabilitation providers.  The Acquisition was funded by cash on hand and a concurrent refinancing and expansion of the Company’s existing credit agreement made available to the Company under the Credit Agreement described above in Item 1.01.

On December 1, 2010, the Company issued a press release announcing the completion of the Acquisition and the effectiveness of the Credit Agreement.  The press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits.  The following exhibits are filed herewith:

Exhibit	Document

4.1	Credit Agreement, dated as of December 1, 2010, among the Company and the lenders and agents party thereto.

99.1	Press release relating to the completion of the Acquisition and the effectiveness of the Credit Agreement, dated December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated:	December 3, 2010

HANGER ORTHOPEDIC GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Dated December 1, 2010

Exhibit
Number

4.1	Credit Agreement, dated as of December 1, 2010, among the Company and the lenders and agents party thereto.

99.1	Press release relating to the completion of the Acquisition and the effectiveness of the Credit Agreement, dated December 1, 2010.